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                                                                     EXHIBIT (3)

                          OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING
                               PREFERRED STOCK)

                                      OF

                     NELLCOR PURITAN BENNETT INCORPORATED

                                      AT

                             $28.50 NET PER SHARE

                                      BY

                             NPB ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                               MALLINCKRODT INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON MONDAY, AUGUST 25, 1997, UNLESS THE OFFER IS
                               EXTENDED.


                                                                  July 29, 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

We have been engaged by NPB Acquisition Corp., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Mallinckrodt Inc., a New York corporation ("Purchaser"), to act as Dealer Managers in connection with the Merger Sub's offer to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Nellcor Puritan Bennett Incorporated, a Delaware corporation (the "Company"), at $28.50 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 29, 1997, and the related Letter of Transmittal (which together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are the following documents:

  1. Offer to Purchase, dated July 29, 1997;

  2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

  3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule
     14D-9;

  4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. Notice of Guaranteed Delivery;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. Return envelope addressed to ChaseMellon Shareholder Services,
     L.L.C., the Depositary.
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THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 25, 1997 UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 1997, among the Company, Purchaser and the Merger Sub, pursuant to which, after the completion of the Offer, the Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share not owned by Purchaser, the Merger Sub or any other subsidiary of Purchaser or held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law will be converted into the right to receive, without interest, $28.50 in cash. As a result of the Merger, the Company will become a wholly owned subsidiary of Purchaser. The Merger Agreement is more fully described in the Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

Neither Purchaser nor the Merger Sub will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

Very truly yours,

GOLDMAN, SACHS & CO.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE MERGER SUB, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.